Exhibit 4.8

BRIDGE FACILITY AGREEMENT

DATED 11th December, 2003

€170,000,000

CREDIT FACILITY

FOR

PREEM FINANS AB

AND

PREEM PETROLEUM AB

GUARANTEED BY PREEM HOLDINGS AB

PROVIDED BY

NORDEA BANK SWEDEN AB (publ)

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

SVENSKA HANDELSBANKEN AB (publ)

London

CONTENTS

Clause

1.	Interpretation
2.	Facility
3.	Purpose
4.	Conditions Precedent
5.	Utilisation - Loans
6.	Repayment
7.	Prepayment and Cancellation
8.	Interest
9.	Terms
10.	Market Disruption
11.	Taxes
12.	Increased Costs
13.	Mitigation
14.	Payments
15.	Guarantee and Indemnity
16.	Representations
17.	Information Covenants
18.	General Covenants
19.	Default
20.	Security
21.	The Facility Agent
22.	Evidence and Calculations
23.	Fees
24.	Indemnities and Break Costs
25.	Expenses
26.	Amendments and Waivers
27.	Changes to the Parties
28.	Disclosure Of Information
29.	Set-off
30.	Pro Rata Sharing
31.	Severability
32.	Counterparts
33.	Notices
34.	Language
35.	Governing Law
36.	Enforcement

Schedule

1.	Original Parties
2.	Conditions precedent documents
3.	Form of Request
4.	Calculation of the Mandatory Cost
5.	Form of Transfer Certificate
6.	Existing Security
7.	Form of legal opinion of Allen & Overy

Signatories

THIS AGREEMENT is dated 11th December, 2003

BETWEEN:

(1)                                  PREEM FINANS AB (Finans);

(2)                                  PREEM PETROLEUM AB (the Company);

(3)                                  PREEM HOLDINGS AB as guarantor (the Parent);

(4)                                  NORDEA BANK SWEDEN AB (publ), SKANDINAVISKA ENSKILDA BANKEN AB (publ) and SVENSKA HANDELSBANKEN AB (publ) as lenders (in this capacity the Original Lenders);

(5)                                  SEB MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ) as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definitions

In this Agreement:

Acquisition means the acquisition by the Company on the terms of the Purchase and Sale  Agreement of 25 per cent. of the issued shares and certain assets relating to the business of Scanraff not already owned by the Company as at the date of this Agreement.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Availability Period means the period from and including the date of this Agreement to and including the day falling five days prior to the Final Maturity Date or, if extended in accordance with Clause 6.2 (Extension option), the Extended Maturity Date.

Borrower means Finans or the Company.

Borrowing Limit means

(a)                                  in respect of Finans, e112,000,000; and

(b)                                 in respect of the Company, e58,000,000.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 24.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Stockholm and (in relation to any date for the payment or purchase of euro) which is also a TARGET Day.

Charges has the meaning given to it in Clause 18.15 (Group Contribution).

Closing Date has the meaning given to it in the Purchase and Sale Agreement

Commitment means:

(a)                                  for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading “Commitments” and the amount of any other Commitment it acquires; and

(b)                                 for any other Lender, the amount of any Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Company Group means the Company and its Subsidiaries.

Default means:

(a)                                  an Event of Default; or

(b)                                 an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination that the event would be reasonably likely to have a Material Adverse Effect, in each case under the Finance Documents, or any combination of them) an Event of Default.

EURIBOR means for a Term of any Loan or overdue amount in euro:

(a)                                  the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 19 (Default).

Extended Maturity Date means the earlier of:

(a)                                  the day falling five days after the date of first draw down under the Take-Out Facility; and

(b)                                 the date falling six months after the date of this Agreement.

Facility means the credit facility made available under this Agreement.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)                                  on or before the date it becomes a Lender; or

(b)                                 by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Finance Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the earlier of:

(a)                                  the day falling five days after the date of first draw down under the Take-Out Facility; and

(b)                                 31st March, 2004.

Finance Document means:

(a)                                  this Agreement;

(b)                                 the Security Document;

(c)                                  a Fee Letter;

(d)                                 a Transfer Certificate; or

(e)                                  any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or the Facility Agent.

Financial Indebtedness means any indebtedness for or in respect of:

(a)                                  moneys borrowed;

(b)                                 any acceptance credit;

(c)                                  any bond, note, debenture, loan stock or other similar instrument;

(d)                                 any redeemable preference share;

(e)                                  any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Company;

(f)                                    receivables sold or discounted (otherwise than on a non-recourse basis);

(g)                                 the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)                                 any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)                                     any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)                                     any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)                                  any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

In calculating the amount of Financial Indebtedness at any time, no item listed above shall be counted more than once.

Group means the Parent Group or the Company Group, as the context may require.

Guarantor means the Parent or the Company.

Group Contribution means the tax contribution (Sw. Koncernbidrag) paid by the Company to the Parent as a dividend each year.

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

Increased Cost means:

(a)                                  an additional or increased cost;

(b)                                 a reduction in the rate of return from a Facility or on its overall capital; or

(c)                                  a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Lender means:

(a)                                  an Original Lender; or

(b)                                 any person which becomes a Lender after the date of this Agreement.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means:

(a)                                  from the date of this Agreement up to and including the date falling three months after the date of this Agreement, 2.25 per cent per annum; and

(b)                                 thereafter, 2.75 per cent per annum.

Material Adverse Effect means a material adverse effect on:

(a)                                  the business, assets or financial condition of any Obligor or the Parent Group as a whole; or

(b)                                 the ability of any Obligor to perform its obligations under any Finance Document; or

(c)                                  the validity or enforceability of the Finance Documents,

provided, however, that the decision of the Swedish Environmental Court of Appeal of October 18, 2003 in relation to the construction permit for the Isocracker construction at the Scanraff refinery or any further decision of that or any higher or lower court to refuse to permit the continued construction or development shall not by itself be construed as having a Material Adverse Effect.

Obligor means a Borrower or a Guarantor.

Original Financial Statements means the audited consolidated financial statements of, in the case of the Parent, the Parent Group, and, in the case of the Company, the Company Group, in each case for the year ended 31st December, 2002.

Parent Group means the Parent and its Subsidiaries.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Pro Rata Share means:

(a)                                  for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)                                 for any other purpose on a particular date:

(i)                                     the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)                                  if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)                               if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Purchase and Sale Agreement means the purchase and sale agreement dated  as of 17th September, 2003 among Hydro R&M Holding AB, Norsk Hydro Lagrings & Distributions AB and the Company setting out the terms and conditions under which the Company will undertake the Acquisition.

Rate Fixing Day means the second TARGET Day before the first day of a Term or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means the  Facility Agent, Svenska Handelsbanken AB (publ) and Nordea Bank Sweden AB (publ) and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Repeating Representations means the representations which are deemed to be repeated under Clause 16.20 (Times for making representations).

Request means a request for a Loan,  substantially in the form of Schedule 3 (Form of Request).

Scanraff means Skandinaviska Raffinaderi AB Scanraff.

Screen Rate means the percentage rate per annum determined by the Banking Federation of the European Union, for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent.  If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Secured Obligations has the meaning given to it in the Security Agreement.

Security Agreement means the Swedish-law governed (Sw.”Foretagshypotek”) security agreement dated on or about the date of this Agreement on the terms of which Finans grants a floating charge over its assets as applicable under current Swedish law in effect on the date of this Agreement, in the amount of SEK1,000,000,000 in favour of the Facility Agent (on behalf of the Finance Parties) as security for its obligations under the Finance Documents.

Security Document means:

(a)                                  the Security Agreement; and

(b)                                 any other document evidencing or creating security over any asset of an Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

SEK means the lawful currency of the Kingdom of Sweden.

Senior Secured Notes means the 10 5/8% senior secured notes due 2011 of the Parent issued under an indenture dated  as of 10th April, 2001.

Shareholder Loan means a loan made available by the Parent to the Company on the terms of a Shareholder Loan Agreement, which loan has not been converted into equity in accordance with Clause 18.13 (Documents).

Shareholder Loan Agreement means an agreement on the terms of which the Parent has lent money to the Company.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Take-Out Facility means a €325,000,000 to €380,000,000 revolving credit and term loan facility to be entered into by the Company and certain financial institutions to, amongst other things, refinance the Facility.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom.

Utilisation Date means each date on which the Facility is utilised (being the first day of a Term).

Waivers means the waivers in force as at the date of this Agreement from each of Den Norske Bank, European Investment Bank and Nordic Investment Bank and Bayerische Landesbank (in respect of the facility dated 3rd February, 1998 made available to Syrhala Handelsbolag and Finans) on the terms of which each of those lenders consents to the granting by Finans of Security Interests pursuant to the Security Agreement, which waivers currently expire on 31st March, 2004, as those waivers may be amended or replaced from time to time.

1.2                               Construction

(a)                                  In this Agreement, unless the contrary intention appears, a reference to:

(i)                                     an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)                                  assets includes present and future properties, revenues and rights of every description;

(iii)                               an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)                              disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)                                 indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)                              a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government,

state, agency, organisation or other entity whether or not having separate legal personality;

(vii)                           a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)                        a currency is a reference to the lawful currency for the time being of the relevant country;

(ix)                                a Default being outstanding means that it has not been remedied or waived;

(x)                                   a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xi)                                a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xii)                             a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiii)                          a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xiv)                         a time of day is a reference to London time.

(b)                                 Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)                                     if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)                                  if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)                               notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)                                  Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d)                                 Unless the contrary intention appears:

(i)                                     a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)                                  an amount in euro is payable only in the euro unit;

(iii)                               a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iv)                              any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)                                  The headings in this Agreement do not affect its interpretation.

2.                                      FACILITY

2.1                               Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a euro denominated term loan facility in an aggregate amount equal to the Total Commitments.

2.2                               Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)                                  the obligations of a Finance Party under the Finance Documents are several;

(b)                                 failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)                                  no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)                                 the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)                                  a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)                                    a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.                                      PURPOSE

3.1                               Loans

(a)                                  Finans shall apply the proceeds of each Loan made to it to repay indebtedness owing by it to the Company as at the date of this Agreement.

(b)                                 The Company shall apply the proceeds of each Loan made to it, together with the proceeds of the repayment of indebtedness received from Finans (as mentioned above):

(i)                                     to finance the Acquisition; and

(ii)                                  to finance or refinance fees, commissions, costs and/or expenses incurred by the Company in connection with the Acquisition.

3.2                               No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.                                      CONDITIONS PRECEDENT

4.1                               Conditions precedent documents

A Request may not be given until the Facility Agent has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent.  The Facility Agent must give  notification that it has received all of the documents and evidence as set out in Schedule 2 (Conditions Precedent Documents) to the Company and the Lenders promptly upon being so satisfied.

4.2                               Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)                                  the Repeating Representations are correct in all material respects; and

(b)                                 no Default is outstanding or would result from the Loan.

4.3                               Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than two Loans outstanding.

5.                                      UTILISATION - LOANS

5.1                               Giving of Requests

(a)                                  A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)                                 Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)                                  Each Request is irrevocable.

5.2                               Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)                                  the Utilisation Date is a Business Day falling within the Availability Period;

(b)                                 the amount of the Loan requested:

(i)                                     is a minimum of €10,000,000 and an integral multiple of €1,000,000;

(ii)                                  is not more than the maximum undrawn amount available under the Facility on the proposed Utilisation Date;

(iii)                               does not cause the aggregate principal amount of Loans borrowed by a Borrower (and outstanding) to exceed the Borrowing Limit applicable to that Borrower; or

(iv)                              is such other amount as the Facility Agent may agree; and

(c)                                  the proposed Term complies with this Agreement.

(d)                                 Only one Loan may be requested in a Request.

5.3                               Advance of Loan

(a)                                  The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)                                 The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)                                  No Lender is obliged to participate in a Loan if, as a result, the Loans would exceed the Total Commitments.

(d)                                 If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

6.                                      REPAYMENT

6.1                               Repayment

Each Borrower must repay each Loan made to it in full on the Final Maturity Date or, if the Final Maturity Date is extended in accordance with Clause 6.2 (Extension option), the Extended Maturity Date.

6.2                               Extension option

(a)                                  If each Waiver is extended on terms acceptable to all the Lenders (acting reasonably) by 1st March, 2004 (or such later date as may be agreed by all the Lenders) in accordance with paragraph (b) below, the Final Maturity Date will be automatically extended to the Extended Maturity Date.

(b)                                 A Waiver will be regarded as having been accepted by a Lender if:

(i)                                     the Company provides the Facility Agent with a copy of each Waiver for approval by the Lenders; and

(ii)                                  each Lender (acting reasonably) confirms its acceptance of the terms of the Waiver to the Facility Agent within five Business Days of receipt by the Facility Agent from the Company of such Waiver PROVIDED that if a Lender does not respond to the Facility Agent within such five Business Day period, that Lender will be deemed to have accepted the terms of such Waiver.

(c)                                  The Facility Agent shall promptly notify the Lenders of the extension of the Final Maturity Date under paragraph (a) above.

7.                                      PREPAYMENT AND CANCELLATION

7.1                               Mandatory prepayment - illegality

(a)                                  A Lender must notify the Company promptly if it becomes aware that it is unlawful under any applicable law in any relevant jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)                                 After notification under paragraph (a) above:

(i)                                     each Borrower must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)                                  the Commitment of that Lender will be immediately cancelled.

(c)                                  The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)                                     the last day of the current Term of that Loan; or

(ii)                                  if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2                               Mandatory prepayment - change of control

(a)                                  For the purposes of this Clause a change of control occurs if Mr Mohammed Al-Amoudi ceases to be the legal and beneficial owner, directly or indirectly, of more than 90 per cent. of the issued share capital of the Company;

(b)                                 The Company must promptly notify the Facility Agent if it becomes aware of any change of control.

(c)                                  After a change of control, the Company and the Lenders shall (if any of them so requires) in good faith enter into negotiations for a period of up to 60 days concerning the continuance of the Facility.

(d)                                 If by the end of such period mutual agreement between the Company and the Lenders concerning the continuance of the Facility has not been reached, the Facility Agent must:

(i)                                     cancel the Total Commitments; and

(ii)                                  declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

(e)                                  Any such notice will take effect in accordance with its terms.

7.3                               Mandatory Prepayment - sale of assets/debt transactions

(a)                                  On receipt after the date of this Agreement by any member of the Company Group of Net Disposal Proceeds from the disposal of assets (other than proceeds in respect of Permitted Disposals), the Company shall procure, if the amount received is more than SEK50,000,000 in aggregate in respect of any financial year of the Parent Group, that an amount equal to the amount by which that aggregate amount exceeds SEK50,000,000 is promptly used to prepay any Loans then outstanding.

(b)                                 On receipt by any member of the Company Group of Net Capital Proceeds, the Company shall procure, if the amount received is more than SEK50,000,000 in aggregate in respect of any financial year of the Parent Group, that an amount equal to the Net Capital Proceeds is promptly used to prepay any Loans then outstanding.  Notwithstanding the foregoing, the Net Capital Proceeds received by the Company by way of drawings under the Take Out Facility must be used in their entirety to prepay any Loans then outstanding.

(c)                                  In the event that any Net Disposal Proceeds or Net Capital Proceeds which would otherwise be required to be applied in prepayment of Loans under this Clause 7.3, are received prior to the date on which the Facility is first utilised, the Facility shall be cancelled upon that receipt by that amount.  Such cancellation shall reduce the Commitment of the Lenders rateably.

(d)                                 For the purposes of this Clause 7.2(e):

(i)                                     Debt Raising means the raising of debt by:

(A)                              any issue, sale or public offering of any public or private bond, convertible bond, note, debenture or other capital market issue; or

(B)                                the borrowing of money under any bank facility, whether syndicated or bilateral, and including (without limitation) under the Take-Out Facility (but excluding under the renewal or refinancing of any bank facilities existing as at the date of the Agreement provided that the principal amounts of such facilities are not increased);

(ii)                                  Permitted Disposals means any disposal by a member of the Company Group made in the ordinary course of trade;

(iii)                               Net Capital Proceeds means any cash received by a member of the Company Group under any Debt Raising less:

(A)                              all  reasonable out of pocket expenses and other fees, costs and expenses reasonably incurred by any members of the Company Group in connection with  such Debt Raising;

(B)                                the VAT or similar tax paid or payable by any member of the Company Group in connection with such Debt Raising; and

(C)                                any income, capital gains or other taxes incurred and required to be paid by any member of the Company Group in connection with such Debt Raising as reasonably determined in good faith by such member of the Company Group on the basis of the tax rates applicable to the gain (if any) and after taking into account all applicable credits, deductions and allowances.

(iv)                              Net Disposal Proceeds means the gross total proceeds received by members of the Company Group in cash from all disposals, leases or transfers of fixed assets (including, for the avoidance of doubt, Swedish gas and oil assets) or shares of the Company Group (other than Permitted Disposals) less:

(A)                              all reasonable out of pocket expenses and other fees, costs and expenses reasonably incurred by members of the Company Group in connection with such disposal, lease or transfer;

(B)                                the VAT or similar tax paid or payable by any member of the Company Group in connection with such disposal, lease or transfer;

(C)                                any income, capital gains or other taxes incurred and required to be paid by any member of the Company Group in connection with such disposal, lease or transfer as reasonably determined in good faith by such member of the Company Group on the basis of the tax rates applicable to the gain (if any) and after taking into account all applicable credits, deductions and allowances; and

(D)                               provisions for liabilities arising in connection with the disposal.

7.4                               Voluntary prepayment

(a)                                  A Borrower may, by giving not less than 5 Business Days’ prior notice to the Facility Agent, prepay any Loan made to it at any time in whole or in part.

(b)                                 A prepayment of part of a Loan must be in a minimum amount of €10,000,000.

7.5                               Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

7.6                               Voluntary cancellation

(a)                                  The Company may, by giving not less than 5 Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.  However no prior notice is required if such cancellation is made in connection with the funding of the Take Out Facility.

(b)                                 Partial cancellation of the Total Commitments must be in a minimum amount of €10,000,000.

(c)                                  Any cancellation in part will be applied against the Commitment of each Lender pro rata.

7.7                               Involuntary  prepayment and cancellation

(a)                                  If a Borrower is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)                                 After notification under paragraph (a) above:

(i)                                     each Borrower must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)                                  the Commitment of that Lender will be immediately cancelled.

(c)                                  The date for repayment or prepayment of a Lender’s share in a Loan will be the last day of the current Term for that Loan or, if earlier, the date specified by the Company in its notification.

7.8                               Partial prepayment of  Loans

No amount of a Loan prepaid  under this Agreement may subsequently be re-borrowed.

7.9                               Miscellaneous provisions

(a)                                  Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments.  The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)                                 All prepayments under this Agreement must be made with accrued interest on the amount prepaid.  No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)                                  The Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)                                 No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)                                  No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.                                      INTEREST

8.1                               Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)                                  Margin;

(b)                                 EURIBOR and

(c)                                  Mandatory Cost.

8.2                               Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than one month, on the dates falling at monthly intervals after the first day of that Term.

8.3                               Interest on overdue amounts

(a)                                  If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)                                 Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount.  For this purpose, the Facility Agent may (acting reasonably):

(i)                                     select successive Terms of any duration of up to three months; and

(ii)                                  determine the appropriate Rate Fixing Day for that Term.

(c)                                  Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)                                     the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)                                  the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)                                 Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.4                               Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.                                      TERMS

9.1                               Selection

(a)                                  Each Loan has successive Terms.

(b)                                 A Borrower must select the first Term for a Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term.  Each Term for a Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)                                  If a Borrower fails to select a Term for an outstanding Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be one month.

(d)                                 Subject to the following provisions of this Clause, each Term for a Loan will be one month or any other period agreed by the Company and the Lenders.

9.2                               No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date or, if extended in accordance with Clause 6.1 (Extension option), the Extended Maturity Date, it will be shortened so that it ends on the Final Maturity Date or the Extended Maturity Date (as the case may be) .

9.3                               Other adjustments

The Facility Agent and the relevant Borrower may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

9.4                               Notification

The Facility Agent must notify the Company and the Lenders of the duration of each Term promptly after ascertaining its duration.

10.                               MARKET DISRUPTION

10.1                        Failure of a Reference Bank to supply a rate

If EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2                        Market disruption

(a)                                  In this Clause, each of the following events is a market disruption event:

(i)                                     EURIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)                                  the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of EURIBOR for the relevant Term.

(b)                                 The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)                                  After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)                                     Margin;

(ii)                                  rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)                               Mandatory Cost.

10.3                        Alternative basis of interest or funding

(a)                                  If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)                                 Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

11.                               TAXES

11.1                        General

In this Clause

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Qualifying Lender means a Lender which is:

(a)                                  a Swedish Lender; or

(b)                                 a Treaty Lender

Swedish Lender means a Lender which is able under the domestic law of Sweden to receive source interest of Sweden free of any deduction or withholding for or on account of tax (if any) imposed by Sweden.

Treaty Lender means a Lender which is:

(a)                                  resident (as defined in the appropriate double taxation agreement) in a country with which Sweden has a double taxation agreement giving residents of that country exemption from Swedish taxation on interest; and

(b)                                 does not carry on a business in Sweden through a permanent establishment with which the payment is effectively connected.

11.2                        Tax gross-up

(a)                                  Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent.  The Facility Agent must then promptly notify the affected Parties.

(c)                                  Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 Except as provided below, an Obligor is not required to make an increased payment under paragraph (c) above for a Tax Deduction in respect of tax imposed by Sweden on a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that the Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)                                  Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(f)                                    An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by Sweden if the Obligor making the payment is able to demonstrate that the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (i) below.

(g)                                 If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(h)                                 Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(i)                                     A Lender must co-operate with each Obligor by using its reasonable endeavours to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

11.3                        Tax indemnity

(a)                                  Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion but acting in good faith) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)                                 Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)                                     that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)                                  that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party.  However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)                                  Paragraph (a) above shall not apply to the extent a loss, liability or cost:

(i)                                     is compensated for by an increased payment under Clause11.2 (Tax gross-up); or

(ii)                                  would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 11.2 (Tax gross-up) applied.

(d)                                 A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

11.4                        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion but acting in good faith) determines that:

(a)                                  a Tax Credit is attributable to that Tax Payment; and

(b)                                 it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion but acting in good faith) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

11.5                        Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

11.6                        Value added taxes

(a)                                  Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount.  If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)                                 The obligation of any Obligor under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the relevant Tax.

12.                               INCREASED COSTS

12.1                        Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)                                  the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)                                 compliance with any law or regulation,

made after the date of this Agreement.

12.2                        Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)                                  compensated for under another Clause or would have been but for an exception to that Clause;

(b)                                 a tax on the overall net income of a Finance Party or any of its Affiliates; or

(c)                                  attributable to a Finance Party or its Affiliate negligently or wilfully failing to comply with any law or regulation.

12.3                        Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount of, the claim.

13.                               MITIGATION

13.1                        Mitigation

(a)                                  Each Finance Party must, in consultation in good faith with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)                                     any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)                                  that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)                               that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)                                  The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)                                 A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

(e)                                  Each Lender agrees that it will not take any steps to mitigate any circumstances referred to in this Clause if, following consultation with the Company, the Company objects to that Lender taking such steps.

13.2                        Conduct of business by a Finance Party

No term of this Agreement will:

(a)                                  interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.                               PAYMENTS

14.1                        Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in the principal financial centre of a Participating Member State or London or Stockholm, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2                        Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

14.3                        Distribution

(a)                                  Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of a Participating Member State or London or Stockholm, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)                                 The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)                                  Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it.  However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount.  If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4                        Currency

(a)                                  Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)                                 Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(c)                                  Each other amount payable under the Finance Documents is payable in euros.

14.5                        No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

14.6                        Business Days

(a)                                  If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or, if different, whatever day may be market practice.

(b)                                 During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7                        Partial payments

(a)                                  If any Finance Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Finance Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Finance Parties under the Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)                               thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                 The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)                                  This Subclause will override any appropriation made by an Obligor.

14.8                        Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.                               GUARANTEE AND INDEMNITY

15.1                        Guarantee and indemnity

(a)                                  The Parent irrevocably and unconditionally (except as provided in this Clause):

(i)                                     guarantees to each Finance Party punctual performance by each Borrower of all its payment obligations under the Finance Documents;

(ii)                                  undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under any Finance Document, the Parent must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(iii)                               indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

(b)                                 The Company irrevocably and unconditionally (except as provided in this Clause):

(i)                                     guarantees to each Finance Party punctual performance by Finans of all its payment obligations under the Finance Documents;

(ii)                                  undertakes with each Finance Party that, whenever Finans does not pay any amount when due under any Finance Document, the Company must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(iii)                               indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

15.2                        Continuing guarantee

These guarantees are continuing guarantees and will extend to the ultimate balance of all sums payable by  the Borrowers (in the case of the guarantee given by the Parent) and Finans (in the case of the guarantee given by the Company), in each case under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3                        Reinstatement

(a)                                  If any discharge (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause  will continue as if the discharge or arrangement had not occurred.

(b)                                 Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4                        Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party).  This includes:

(a)                                  any time or waiver granted to, or composition with, any person;

(b)                                 any release of any person under the terms of any composition or arrangement;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)                                 any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)                                  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)                                    any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)                                 any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

15.5                        Immediate recourse

(a)                                  Subject to paragraph (b) below, each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

(b)                                 No demand shall be made on a Guarantor under this Clause unless and until a Finance Party has first notified the relevant Borrower that the payment owing by the that Borrower, with respect to which the demand is to be made on that Guarantor, is due and payable. The demand on the Guarantor may be made immediately following the giving of such notification.

15.6                        Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Parent under this Clause:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)                                 apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)                                  hold in an interest-bearing suspense account any moneys received from a Guarantor or on account of that Guarantor’s liability under this Clause.

15.7                        Non-competition

Unless:

(a)                                  all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)                                 the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)                                     be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)                                  be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)                               claim, rank, prove or vote as a creditor of a Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)                              receive, claim or have the benefit of any payment, distribution or security from or on account of a Borrower, or exercise any right of set-off as against a Borrower.

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

15.8                        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

15.9                        Limitations

This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985.

16.                               REPRESENTATIONS

16.1                        Representations

The representations set out in this Clause are made by each Obligor or (if it so states) the relevant Obligor in each case, with respect to itself, its Subsidiaries and, where stated, in the case of the Parent, the Parent Group and, in the case of the Company, the Company Group to each Finance Party.

16.2                        Status

(a)                                  It is a limited liability company, duly incorporated and validly existing under the laws of the Kingdom of Sweden.

(b)                                 It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.3                        Powers and authority

It has the power to enter into and perform, and has taken (or will take prior to the delivery of the first Request by either Borrower) all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4                        Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

16.5                        Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)                                  any law or regulation applicable to it;

(b)                                 its or any of its Subsidiaries’ constitutional documents; or

(c)                                  any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets,

except, in all cases above, where such conflict would not reasonably be expected to have a Material Adverse Effect and provided that, in the case of paragraph (a) above, would not result in any liability for a Finance Party.

16.6                        Security

The Security Agreement creates the security interests it purports to create and is not (to the best of its knowledge) liable to be avoided or otherwise set aside on the liquidation of the Company or for any other reason.

16.7                        No default

(a)                                  No Event of Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b)                                 no other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

16.8                        Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been (or will have been by the date of the delivery of the first Request by either Borrower) obtained or effected (as appropriate) and are in full force and effect.

16.9                        Financial statements

Its financial statements most recently delivered to the Facility Agent (which at the date of this Agreement, are the Original Financial Statements):

(a)                                  have been prepared in accordance with accounting principles and practices generally accepted in the Kingdom of Sweden, consistently applied; and

(b)                                 give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which they were drawn up, subject to the limitations inherent in the preparation of unaudited accounts, except, in each case, as disclosed to the contrary in those financial statements.

16.10                 No material adverse change

There has been no material adverse change in the consolidated financial condition of (in the case of the Parent) the Parent Group or (in the case of the Company) the Company Group since the date to which the Original Financial Statements were drawn up.

16.11                 Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which, if adversely determined, are reasonably likely to have a Material Adverse Effect.

16.12                 Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

16.13                 Taxes on payments

All amounts payable by it under the Finance Documents may be made without any Tax Deduction in the Kingdom of Sweden.

16.14                 Stamp duties

No stamp or registration duty or similar Tax or charge is payable in the Kingdom of Sweden in respect of any Finance Document except for stamp duty of one per cent. on the amount covered by the floating charge certificates issued in connection with and pledged under the Security Agreement payable upon issuance of such floating charge certificates.

16.15                 Immunity

(a)                                  The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)                                 it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

16.16                 No adverse consequences

(a)                                  It is not necessary under the laws of its jurisdiction of incorporation:

(i)                                     in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)                                  by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)                                 no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

16.17                 Jurisdiction/governing law

(a)                                  Its:

(i)                                     irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)                                  agreement that this Agreement is governed by English law; and

(iii)                               agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)                                 any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

16.18                 Intercompany indebtedness

As at the date of this Agreement, and as at the first Utilisation Date for borrowings by Finans, intercompany indebtedness is outstanding owing by Finans to the Company in an amount in excess of the Borrowing Limit applicable to Finans.

16.19                 Ownership of Finans / Petroleum

(a)                                  Finans is a wholly-owned Subsidiary of the Company; and

(b)                                 the Company is a wholly-owned Subsidiary of the Parent.

16.20                 Times for making representations

(a)                                  The representations set out in this Clause are made by each Obligor on the date of this Agreement.

(b)                                 Unless a representation is expressed to be given at a specific date, each representation (other than those representations set out in Clauses 16.11 (Litigation), 16.13 (Taxes on payment) and 16.14 (Stamp duties)) is deemed to be repeated by each Obligor on the date of each Request, onthe first day of each Term and on the date on which the Final Maturity Date is extended to the Extended Maturity Date in accordance with Clause 6.2 (Extension option).

(c)                                  When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

17.                               INFORMATION COVENANTS

17.1                        Financial statements

(a)                                  Each Obligor must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)                                     its audited consolidated financial statements for each of its financial years; and

(ii)                                  its interim consolidated financial statements for the first half-year of each of its financial years.

(b)                                 All financial statements must be supplied as soon as they are available and:

(i)                                     in the case of audited consolidated financial statements, within 150 days; and

(ii)                                  in the case of interim financial statements, within 90 days,

of the end of the relevant financial period.

17.2                        Form of financial statements

(a)                                  Each Obligor must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)                                 Each Obligor must notify the Facility Agent of any change to the manner in which its audited consolidated financial statements are prepared.

(c)                                  If requested by the Facility Agent, the relevant Obligor must supply to the Facility Agent a full description of any change notified under paragraph (b) above.

17.3                        Information - miscellaneous

(a)                                  The Company must supply to the Facility Agent with each set of its Financial Statements delivered in accordance with Clause 17.1(a)(i) (Financial statements) financial projections for the following five years.

(b)                                 Each Obligor must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(i)                                     copies of all documents despatched by it to its creditors generally or any class of them at the same time as they are despatched;

(ii)                                  promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened by a public or governmental body or entity or by way of a formal notice (by letter before action, a lawyer’s letter or otherwise) or pending and which might, if adversely determined, have a Material Adverse Effect;

(iii)                               promptly on request, a list of the then current subsidiaries; and

(iv)                              promptly on request, such further information regarding the financial condition and operations of it and its Subsidiaries as any Finance Party through the Facility Agent may reasonably request.

17.4                        Notification of Default

(a)                                  Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                                 Promptly on request by the Facility Agent, each Obligor must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.5                        Year end

No Obligor may change its financial year end.

17.6                        Use of websites

(a)                                  Except as provided below, each Obligor may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)                                     the Facility Agent and the Lender agree;

(ii)                                  the relevant Obligor and the Facility Agent designate an electronic website for this purpose;

(iii)                               the relevant Obligor notifies the Facility Agent of the address of and password for the website; and

(iv)                              the information posted is in a format agreed between the relevant Obligor and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)                                 Notwithstanding the above, each Obligor must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)                                     any Lender not agreeing to receive information via the website; and

(ii)                                  within ten Business Days of request any other Lender, if that Lender so requests.

(c)                                  Each Obligor must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)                                     its website cannot be accessed;

(ii)                                  the website or any information on the website is infected by any electronic virus or similar software;

(iii)                               the password for the website is changed; or

(iv)                              any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in paragraphs (i) or (ii) above occur, the relevant Obligor must supply any information required under this Agreement in paper form.

18.                               GENERAL COVENANTS

18.1                        General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Parent Group, each Obligor must ensure that each of its Subsidiaries performs that covenant.

18.2                        Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

18.3                        Compliance with laws

Each member of the Parent Group must comply in all respects with all laws to which it is subject where failure to do so would reasonably be likely to have a Material Adverse Effect.

18.4                        Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.5                        Negative pledge

(a)                                  Except as provided below, no member of the Parent Group may create or allow to exist any Security Interest on any of its assets.

(b)                                 Paragraph (a) does not apply to:

(i)                                     any Security Interest created or permitted to exist with the prior consent of the Facility Agent;

(ii)                                  any Security Interest constituted by the Security Documents or the indenture entered into by the Parent in connection with the Senior Secured Notes;

(iii)                               any Security Interest listed in Schedule 6 (Existing Security) except to the extent the principal amount secured by that Security Interest exceeds the amount stated in that Schedule;

(iv)                              any Security Interest comprising a netting or set-off arrangement entered into by a member of the Parent Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(v)                                 any Security Interest arising by operation of law and in the ordinary course of business and securing amounts not more than 90 days overdue;

(vi)                              any Security Interest on an asset, or an asset of any person, acquired by a member of the Parent Group after the date of this Agreement but only for the period of six months from the date of acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(vii)                           any Security Interest over assets acquired after the date of this Agreement as security for or in respect of Financial Indebtedness incurred solely to finance all or part of the purchase price of those assets, provided that the Security Interest is created at the time of the acquisition and the maximum amount of the Financial Indebtedness secured by that Security Interest does not exceed the purchase price and that such Security Interests are discharged within six months from the date of acquisition;

(viii)                        any Security Interest over amounts which a member of the Parent Group is required under the rules of any relevant financial exchange to place as collateral with a financial exchange in relation to derivative instruments entered into in the ordinary course of trade;

(ix)                                any Security Interest (the new Security Interest) created in substitution for any of the Security Interests referred to in paragraphs (i) to (viii) above, provided that the new Security Interest subsists over the same asset(s) as had been secured by the Security Interest which it replaced and the principal, capital or nominal amount secured by the new Security Interest does not exceed the amount permitted to be secured by the Security Interest which it replaced; and

(x)                                   any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs) does not exceed €15,000,000 or its equivalent at any time (when aggregated with the value of transactions permitted in accordance with paragraph (c) below).

(c)                                  No member of the Parent Group may:

(i)                                     sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Parent Group or any of its related entities; or

(ii)                                  sell, transfer or otherwise dispose of any of its receivables on recourse terms,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, except where the value of such sale, transfer or disposal does not exceed €15,000,000 or its equivalent at any time (when aggregated with the amount of any indebtedness subject to a Security Interest referred to in paragraph (b)(x) above).

18.6                        Disposals

(a)                                  Except as provided below, no member of the Parent Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)                                 Paragraph (a) does not apply to any disposal:

(i)                                     made in the ordinary course of business of the disposing entity;

(ii)                                  of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)                               by one member of the Company Group to another member of the Company Group on arm’s length terms for fair value;

(iv)                              by the Parent to the Company;

(v)                                 of any asset from the Company Group to the Parent, the disposal of which asset to the Parent the Parent must procure is not restricted by the terms of the Senior Secured Notes;

(vi)                              constituted by the Company’s Group Contribution;

(vii)                           in the event that the Company makes no Group Contribution, or makes a Group Contribution of an amount less than the Charges, a disposal by the Company by way of a payment to the Parent out of the Company’s distributable profits in any year to enable the Parent to pay the Charges;

(viii)                        where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration for any other disposal not allowed under the preceding sub-paragraphs) does not exceed €10,000,000 or its equivalent in any financial year of the Company.

18.7                        Financial Indebtedness

(a)                                  Except as provided below, no member of the Company Group may incur any Financial Indebtedness.

(b)                                 Paragraph (a) does not apply to:

(i)                                     any Financial Indebtedness incurred under the Finance Documents;

(ii)                                  any Financial Indebtedness existing as at the date of this Agreement, provided that the amount of such Financial Indebtedness shall not be increased or the maturity extended without the prior consent of the Lenders;

(iii)                               any Financial Indebtedness owed by a member of the Company Group to another member of the Company Group;

(iv)                              any Financial Indebtedness owing by the Company to the Parent, so long as the rights of the Parent with respect to that Financial Indebtedness are subordinated to the rights of the Lenders with respect to the Facility on terms satisfactory to the Lenders;

(v)                                 any Financial Indebtedness of any person acquired by a member of the Parent Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of six months from the date of acquisition;

(vi)                              any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business; or

(vii)                           any documentary credit in respect of the purchase of oil in the ordinary course of business of the Company where the seller requires such documentary credit to be provided in respect of the payments due for the oil as a condition precedent to delivery; or

(viii)                        (Financial Indebtedness which in aggregate does not exceed €5,000,000 or its equivalent at any time.

18.8                        Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Company or the Company Group from that carried on at the date of this Agreement.

18.9                        Mergers

No Obligor may, and each Obligor will procure that none of its Subsidiaries shall, enter into any amalgamation, demerger, merger or reconstruction otherwise than:

(a)                                  in respect of a member of the Parent Group other than an Obligor, under an intra-Group re-organisation on a solvent basis;

(b)                                 in respect of a member of the Parent Group other than an Obligor, where the existing member of the Parent Group is the surviving entity;

(c)                                  in respect of any member of the Parent Group other than an Obligor, where such amalgamation, demerger, merger or reconciliation would not reasonably be expected to have a Material Adverse Effect;

(d)                                 as agreed in advance by the Lenders (acting reasonably).

18.10                 Acquisitions

(a)                                  Except as provided below, no member of the Parent Group may make any acquisition or investment.

(b)                                 Paragraph (a) does not apply to:

(i)                                     the Acquisition;

(ii)                                  acquisitions or investments made in the ordinary course of trade;

(iii)                               any acquisition of a business which is complementary to the core business of the Company and its Subsidiaries; or

(iv)                              any acquisition by one member of the Company Group from another member of the Company Group on arm’s length terms for fair value.

18.11                 Environmental matters

(a)                                  In this Subclause (and as used in Clause 24.2 (Other indemnities)):

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(i)                                     a breach, or alleged breach, of an Environmental Law;

(ii)                                  any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(iii)                               any other environmental contamination.

Environmental Law means any law or regulation concerning:

(i)                                     the protection of health and safety;

(ii)                                  the environment; or

(iii)                               any emission or substance which is capable of causing harm to any living organism or the environment.

(b)                                 Each member of the Parent Group must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so would be reasonably likely to have a Material Adverse Effect or results in any liability for a Finance Party.

(c)                                  Each Obligor must promptly upon becoming aware, notify the Facility Agent of any Environmental Claim current, or to its knowledge, pending which, if substantiated, would be reasonably likely to either have a Material Adverse Effect or result in any material liability for a Finance Party.

18.12                 Insurance

Each member of the Parent Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

18.13                 Documents

(a)                                  Without the prior consent of the Lenders (not to be unreasonably withheld or delayed), no Obligor may make any material amendment to:

(i)                                     its constitutional documents (except as required to facilitate the Acquisition);

(ii)                                  the Purchase and Sale Agreement; or

(iii)                               the terms or conditions of any Shareholder Loan.

(b)                                 Notwithstanding paragraph (a) above, the Company may, with the consent of the Parent, convert a Shareholder Loan into issued ordinary share capital of the Company provided that the Parent shall at all times remain the registered holder of all shares resulting from any such conversion.

18.14                 Capital Expenditure

No member of the Parent Group shall incur any capital expenditure which, when aggregated with the capital expenditure incurred by any other member of the Parent Group, exceeds €50,000,000 in any financial year.

18.15                 Group Contribution

(a)                                  The Parent shall ensure that an amount equal to the Company’s Group Contribution in any year, less any Charges, shall promptly be made available to the Company by way of subscription for additional shares or subordinated loans (such subordination to be substantially on the terms of the Shareholder Loan designated as ‘Shareholder Loan Agreement No. 1A’).

(b)                                 For the purposes of this Clause, Charges shall mean the aggregate in any financial year of:

(i)                                     any amounts required by the Parent to make interest payments as they fall due under the Senior Secured Notes;

(ii)                                  any hedging costs incurred in respect of hedging the Parent’s currency exposure; and

(iii)                               any other costs incurred by the Parent up to a maximum amount of €3,000,000 per annum.

18.16                 Shareholder Loans

No Shareholder Loan may be prepaid or repaid without the prior consent of the Lenders.  This will not prevent the conversion of a Shareholder Loan into share capital of the Company as referred to in Clause 18.13(b) (Documents).

18.17                 Guarantees

No Obligor shall, and shall procure that no other member of the Parent Group will, grant or permit to subsist any guarantee other than the guarantee granted by the Guarantors on the terms of this Agreement and on the terms of the Take Out Facility.

18.18                 Intellectual Property

Each Obligor shall, and shall procure that each other member of the Parent Group shall:

(a)                                  make and maintain such applications and registrations and pay such fees and other amounts and to do all things necessary to maintain and protect any intellectual property rights used by such member of the Parent Group except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 take such reasonable steps as are necessary to prevent third parties infringing those intellectual property rights referred to in paragraph (i) above if such infringement might reasonably be likely to have a Material Adverse Effect.

18.19                 Floating charge

Finans shall ensure that the assets secured by the Security Agreement shall at all times be of a value of not less than SEK1,000,000,000.

18.20                 Know your client checks

Each Obligor shall promptly upon the request of the Facility Agent or any Lender (and in any event within 90 days of such request) and each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any

Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any person that it is required to carry out in relation to the transactions contemplated in the Finance Documents.

19.                               DEFAULT

19.1                        Events of Default

Each of the events set out in this Clause is an Event of Default.

19.2                        Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)                                  is caused by technical or administrative error in the automated cash transmission system; and

(b)                                 is remedied within three Business Days of the date on which that Obligor is notified of non-receipt of payment by the Facility Agent.

19.3                        Breach of other obligations

(a)                                  Subject to paragraph (b) below, an Obligor does not comply with any term of Clause 18 (General covenants).

(b)                                 No Event of Default will occur under paragraph (a) above in relation to Clauses 18.2 (Authorisations), 18.11 (Environmental matters), 18.12 (Insurance), 18.13 (Documents) and 18.18 (Intellectual Property) if the failure to comply:

(i)                                     is capable of remedy; and

(ii)                                  is remedied within 20 days of the earlier of the Facility Agent giving notice and that Obligor becoming aware of the non-compliance.

(c)                                  an Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non-compliance:

(i)                                     is capable of remedy; and

(ii)                                  is remedied within 30 days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the non-compliance.

19.4                        Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect in any material respect when made or deemed to be repeated and the circumstances giving rise to such misrepresentation are not remedied within 20 days of the earlier of the Facility Agent giving notice to the Company or the Obligor becoming aware of the misrepresentations.

19.5                        Cross-default

(a)                                  Any of the following occurs in respect of a member of the Parent Group:

(i)                                     any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(ii)                                  any of its Financial Indebtedness:

(A)                              becomes prematurely due and payable;

(B)                                is placed on demand; or

(C)                                is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default having occurred (howsoever described); or

(iii)                               any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (i)-(iii) above is less than €10,000,000 or its equivalent.

(b)                                 Any amount due under the Senior Secured Notes is not paid when due after applicable grace periods.

19.6                        Insolvency

Any of the following occurs in respect of a member of the Parent Group:

(a)                                  it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)                                 it admits its inability to pay its debts as they fall due;

(c)                                  it suspends making payments on any of its debts or announces an intention to do so;

(d)                                 by reason of actual or foreseen financial difficulties, it begins negotiations with any creditor for the rescheduling in any material respect of any of its indebtedness; or

(e)                                  a moratorium is declared in respect of any of its indebtedness.

19.7                        Insolvency proceedings

(a)                                  Except as provided below, any of the following occurs in respect of a member of the Parent Group:

(i)                                     any corporate action is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)                                  a meeting of its shareholder, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)                               any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)                              an order for its winding-up, administration or dissolution is made;

(v)                                 any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)                              its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)                           any other analogous step or procedure is taken in any jurisdiction.

(b)                                 Paragraph (a) does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 30 days.

19.8                        Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a member of the Parent Group, having an aggregate value of at least €5,000,000, and is not discharged within fourteen days.

19.9                        Cessation of business

A member of the Parent Group ceases, or threatens to cease, to carry on business except as a result of any disposal allowed under this Agreement.

19.10                 Effectiveness of Finance Documents

(a)                                  It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)                                 Any Finance Document is not effective or is alleged by an Obligor to be ineffective for any reason.

(c)                                  An Obligor repudiates a Finance Document or formally or in writing evidences an intention to repudiate a Finance Document.

19.11                 Ownership of the Company

(a)                                  The Company is not or ceases to be a directly wholly-owned Subsidiary of the Parent.

(b)                                 Finans is not or ceases to be a directly wholly-owned Subsidiary of the Company.

19.12                 Litigation

Any litigation, arbitration or administrative proceeding is commenced against any member of the Parent Group which, if adversely determined, would be reasonably likely to have a Material Adverse Effect

19.13                 Extension of Waivers

(a)                                  The date for expiry of any of the Waivers is not extended on terms acceptable to the Lenders (acting reasonably) by 15th March, 2004 to a date falling not earlier than the date on which all Secured Obligations have been irrevocably discharged in full.

(b)                                 Any Waiver is not or ceases to be effective.

(c)                                  Any condition to the effectiveness of a Waiver is not satisfied by the date falling 30 days prior to the date by which it is required to be satisfied on the terms of the Waiver.

19.14                 Material adverse change

Any event or series of events occurs which would be reasonably likely to have a Material Adverse Effect.

19.15                 Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Lenders, by notice to the Company:

(a)                                  cancel all or any part of the Total Commitments; and/or

(b)                                 declare that all or part of any amounts outstanding under the Finance Documents are:

(i)                                     immediately due and payable; and/or

(ii)                                  payable on demand by the Facility Agent acting on the instructions of the Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

20.                               SECURITY

20.1                        Responsibility

The Facility Agent is not liable or responsible to any other Finance Party for:

(a)                                  any failure in perfecting or protecting the security created by any Security Document;

(b)                                 any other action taken or not taken by it in connection with any Security Document,

unless directly caused by its gross negligence or wilful misconduct.

20.2                        Title

The Facility Agent may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

20.3                        Possession of documents

The Facility Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document.

20.4                        Investments

Except as otherwise provided in any Security Document, all moneys received by the Facility Agent under a Security Document may be invested in the name of, or under the control of, the Facility Agent in any investments selected by the Facility Agent.  Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Facility Agent at any bank or institution (including itself) and upon such terms as it may think fit.

20.5                        Approval

Each Finance Party confirms its approval of each Security Document.

20.6                        Release of security

(a)                                  If a disposal of any asset subject to security created by a Security Document is made to a person (which is and will remain) outside the Parent Group in the following circumstances:

(i)                                     the Lenders agree to the disposal;

(ii)                                  the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document;

(iii)                               the disposal is being made at the request of the Facility Agent in circumstances where any security created by the Security Documents has become enforceable; or

(iv)                              the disposal is being effected by enforcement of a Security Document,

the asset being disposed of will be released from any security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)                                 If the Facility Agent is satisfied that a release is allowed under this Subclause, the Facility Agent must execute (at the request and expense of the relevant Obligor) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Facility Agent to execute any such document.

21.                               THE FACILITY AGENT

21.1                        Appointment and duties of the Facility Agent

(a)                                  Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)                                 Each Finance Party irrevocably authorises the Facility Agent to:

(i)                                     perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)                                  execute each Finance Document expressed to be executed by the Facility Agent.

(c)                                  The Facility Agent has only those duties which are expressly specified in the Finance Documents.  Those duties are solely of a mechanical and administrative nature.

21.2                        No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes the Facility Agent a trustee or fiduciary for any other Party or any other person.  No Finance Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

21.3                        Individual position of the Facility Agent

(a)                                  If it is also a Lender, the Facility Agent has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not the Facility Agent.

(b)                                 The Facility Agent may:

(i)                                     carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)                                  retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

21.4                        Reliance

The Facility Agent may:

(a)                                  rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)                                 rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)                                  engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)                                 act under the Finance Documents through its personnel and agents.

21.5                        Lenders’ instructions

(a)                                  The Facility Agent is fully protected if it acts on the instructions of the Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents.  Any such instructions given by the Lenders will be binding on all the Lenders.  In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)                                 The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Lenders has not been exercised.

(c)                                  The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)                                 The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Lenders.

21.6                        Responsibility

(a)                                  The Facility Agent is not responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)                                     any Finance Document or any other document; or

(ii)                                  any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)                                 Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)                                     has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)                                  has not relied exclusively on any information provided to it by the Facility Agent in connection with any Finance Document.

21.7                        Exclusion of liability

(a)                                  The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document.  Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

21.8                        Default

(a)                                  The Facility Agent is not obliged to monitor or enquire whether a Default has occurred.  The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)                                 If the Facility Agent:

(i)                                     receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)                                  is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

21.9                        Information

(a)                                  The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)                                 Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                  Except as provided above, the Facility Agent has no duty:

(i)                                     either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)                                  unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)                                 The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Parent Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(e)                                  Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

21.10                 Indemnities

(a)                                  Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)                                 The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

21.11                 Compliance

The Facility Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

21.12                 Resignation of the Facility Agent

(a)                                  The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

(b)                                 Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Lenders may appoint a successor Facility Agent.

(c)                                  If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)                                 The person(s) appointing a successor Facility Agent must consult with the Company and obtain its consent (such consent not to be unreasonably withheld) prior to the appointment unless the successor Facility Agent is a Lender, is capable of performing the facility agency function and no other Lender has been appointed as successor Facility Agent.  Any successor Facility Agent must have an office in the U.K.

(e)                                  The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment.  On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)                                    The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)                                 Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)                                 The Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

21.13                 Relationship with Lenders

(a)                                  The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)                                 The Facility Agent may at any time, and must if requested to do so by the Lenders, convene a meeting of the Lenders.

(c)                                  The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request.  The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

21.14                 Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party  in connection with the occurrence of a default or the enforcement or preservation of any rights by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party.  This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

21.15                 Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

21.16                 Facility Agent

In acting as Facility Agent, the agency division of Skandinaviska Enskilda Banken AB (publ) is treated as a separate entity from its other divisions and departments.  Any information acquired by Skandinaviska Enskilda Banken AB (publ) which, in its opinion, is acquired by it otherwise than its capacity as Facility Agent, may be treated as confidential by Skandinaviska Enskilda Banken AB (publ) and will not be treated as information possessed by the Facility Agent in its capacity as such.

22.                               EVIDENCE AND CALCULATIONS

22.1                        Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2                        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3                        Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

23.                               FEES

23.1                        Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

23.2                        Arrangement and underwriting fee

The Company must pay to the Lenders for their own account an arrangement and underwriting fee in the manner agreed in the Fee Letter between them and the Company.

23.3                        Commitment fee

(a)                                  The Company must pay a commitment fee computed at the rate of 0.50 per cent. per annum on the undrawn, uncancelled amount of each Lender’s Commitment.

(b)                                 Accrued commitment fee is payable within three Business Days of the end of the Availability Period.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

24.                               INDEMNITIES AND BREAK COSTS

24.1                        Currency indemnity

(a)                                  The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)                                     that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)                                  that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)                                 Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2                        Other indemnities

(a)                                  The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)                                     the occurrence of any Event of Default;

(ii)                                  any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)                               (other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan;

(iv)                              a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment;

(v)                                 any stamp duty payable in respect of the Security Agreement referred to in Clause 16.14 (Stamp duties); or

(vi)                              any actual or alleged breach by any member of the Group of any Environmental Law or Environmental Approval, where such loss or liability is incurred by that Finance Party as a direct consequence of it being a party to a Finance Document and would not have been so incurred by such Finance Party if it had not been such a party.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)                                 The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)                                     investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)                                  acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

(c)                                  The Company’s obligation to indemnify the Facility Agent against any loss or liability under paragraph (b) above shall not include matters caused by any Finance Party’s gross negligence or wilful misconduct.

24.3                        Break Costs

(a)                                  The Company must pay to each Lender its Break Costs.

(b)                                 Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)                                     the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)                                  the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)                                  Each Lender must supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Subclause.

25.                               EXPENSES

25.1                        Initial costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees), supported by an invoice or other evidence of incurrence, reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

25.2                        Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees), supported by an invoice or other evidence of incurrence, reasonably incurred by it in connection with:

(a)                                  the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)                                 any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

25.3                        Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in the circumstances then existing in connection with the enforcement of, or the preservation of any rights under, any Finance Document and supported by an invoice or other evidence of incurrence.

25.4                        Debit of costs

No debit shall be made from the Company’s account in respect of any costs referred to in Clauses 25.1 (Initial costs) or 25.2 (Subsequent costs) until ten Business Days from receipt by the Company of an invoice or other evidence of incurrence as evidence that the reimbursement of such costs or expenses is due and payable.

26.                               AMENDMENTS AND WAIVERS

26.1                        Procedure

(a)                                  Any term of the Finance Documents may be amended or waived with the agreement of the Company and each Lender.  The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)                                 The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above.  Any such amendment or waiver is binding on all the Parties.

26.2                        Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

26.3                        Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)                                  may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of its rights under the general law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

27.                               CHANGES TO THE PARTIES

27.1                        Assignments and transfers by Obligors

Neither Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

27.2                        Assignments and transfers by Lenders

(a)                                  A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other person/any other bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)                                 Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Commitment or the rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of €10,000,000.

(c)                                  The consent of the Company is required for an assignment or transfer by a Lender unless:

(i)                                     the assignment of transfer is to another Lender or an Affiliate of a Lender; or

(ii)                                  an Event of Default is outstanding.

(d)                                 The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed.  The Company will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

(e)                                  The Company may not withhold its consent solely because the assignment or transfer might increase the Mandatory Cost unless the Mandatory Cost is itself a material amount and such increase is material.

(f)                                    A transfer of obligations will be effective only if either:

(i)                                     the obligations are novated in accordance with the following provisions of this Clause; or

(ii)                                  the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent and the Company that it is bound by the terms of this Agreement as a Lender.  On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(g)                                 Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €2,000.

(h)                                 Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

27.3                        Procedure for transfer by way of novations

(a)                                  In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)                                     the proposed Transfer Date specified in that Transfer Certificate; and

(ii)                                  the date on which the Facility Agent executes that Transfer Certificate.

(b)                                 A novation is effected if:

(i)                                     the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)                                  the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order. The Facility Agent shall only be obliged to execute a Transfer Certificate upon its satisfaction with the results of all “know your client” or other checks relating to the identity of any person that it is required to carry out in relation to the transfer to such New Lender.

(c)                                  Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)                                 On the Transfer Date:

(i)                                     the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)                                  the Existing Lender will be released from those obligations and cease to have those rights.

27.4                        Limitation of responsibility of Existing Lender

(a)                                  Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)                                     any Finance Document or any other document; or

(ii)                                  any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                     has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)                                  has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)                                  Nothing in any Finance Document requires an Existing Lender to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)                                  support any losses incurred by the New Lender by reason of the non-performance by either Obligor of its obligations under any Finance Document or otherwise.

27.5                        Costs resulting from change of Lender or Facility Office

If:

(a)                                  a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)                                 as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the relevant Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27.6                        Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must appoint (with the consent of the Company, such consent not to be unreasonably withheld or delayed) another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.                               DISCLOSURE OF INFORMATION

(a)                                  Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents.  However, a Finance Party is entitled to disclose information:

(i)                                     which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)                                  in connection with any legal or arbitration proceedings;

(iii)                               if required to do so under any law or regulation;

(iv)                              if required to do so, to a governmental, banking, taxation or other regulatory authority;

(v)                                 to its professional advisers;

(vi)                              to the extent allowed under paragraph (b) below;

(vii)                           to another Obligor; or

(viii)                        with the agreement of the relevant Obligor.

(b)                                 A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)                                     a copy of any Finance Document; and

(ii)                                  any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)                                  This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

29.                               SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.                               PRO RATA SHARING

30.1                        Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)                                  the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)                                 the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)                                  the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

30.2                        Effect of redistribution

(a)                                  The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)                                 When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)                                  If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)                                 If:

(i)                                     a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)                                  the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution.  In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

30.3                        Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)                                  it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)                                 it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)                                     the recovering Lender notified the Facility Agent of those proceedings; and

(ii)                                  the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

31.                               SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)                                 the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

32.                               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.                               NOTICES

33.1                        In writing

(a)                                  Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post or fax; or

(b)                                 Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

33.2                        Contact details

(a)                                  Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)                                 The contact details of the Company for this purpose are:

Address:                                               Sandhamnsgatan 51, Box 27800, SE-115 93, Stockholm, Sweden

Fax number:                                +46 8 663 4929

Attention:                                         Per Hojgard

(c)                                  The contact details of the Parent for this purpose are:

Address:                                               Sandhamnsgatan 51, Box 27800, SE-115 93, Stockholm, Sweden

Fax number:                                +46 8 663 4929

Attention:                                         Per Hojgard

(d)                                 The contact details of Finans for this purpose are:

Address:                                               Sandhamnsgatan 51, Box 27800, SE-115 93, Stockholm, Sweden

Fax number:                                +46 8 663 4929

Attention:                                         Per Hojgard

(e)                                  The contact details of the Facility Agent for this purpose are:

Address:                                               Skandinaviska Enskilda Banken AB (publ), Karlavägen 108, 106 40 Stockholm, Sweden

Fax number:                                +46 8 611 0384

Attention:                                         Foreign Credit Administration.

with a copy to:

Address:                                               SEB Merchant Banking, 2 Cannon Street, London EC4M 6XX, United Kingdom

Fax number:                                +44 20 7329 2304

Attention:                                         Loans Agency.

(f)                                    Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(g)                                 Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

33.3                        Effectiveness

(a)                                  Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)                                     if delivered in person, at the time of delivery;

(ii)                                  if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)                               if by fax, when received in legible form; and

(iv)                              if by e-mail or any other electronic communication, when received in legible form.

(b)                                 A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)                                  A communication to the Facility Agent will only be effective on actual receipt by it.

33.4                        Obligors

(a)                                  All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)                                 All communications under the Finance Documents to or from the Parent must be sent through the Company.

(c)                                  The Parent irrevocably appoints the Company to act as its agent:

(i)                                     to give and receive all communications under the Finance Documents;

(ii)                                  to supply all information concerning itself to any Finance Party; and

(iii)                               to sign all documents under or in connection with the Finance Documents.

(d)                                 Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the Parent.

(e)                                  The Facility Agent may assume that any communication made by the Company is made with the consent of the Parent.

34.                               LANGUAGE

(a)                                  Any notice given in connection with a Finance Document must be in English.

(b)                                 Any other document provided in connection with a Finance Document must be:

(i)                                     in English; or

(ii)                                  (unless the Facility Agent otherwise agrees) accompanied by a certified English translation.  In this case, the English translation prevails unless the document is a statutory or other official document.

35.                               GOVERNING LAW

This Agreement is governed by English law.

36.                               ENFORCEMENT

36.1                        Jurisdiction

(a)                                  The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)                                 The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)                                  This Clause is for the benefit of the Finance Parties only.  To the extent allowed by law, a Finance Party may take:

(i)                                     proceedings in any other court; and

(ii)                                  concurrent proceedings in any number of jurisdictions.

36.2                        Service of process

(a)                                  Each Obligor not incorporated in England and Wales irrevocably appoints LeBoeuf, Lamb Corporate Services Limited, No. 1 Minster Court, London EC3R 7YL as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)                                 If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent.  Failing this, the Facility Agent may appoint another agent for this purpose.

(c)                                  Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)                                 This Clause does not affect any other method of service allowed by law.

36.3                        Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)                                  agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)                                 consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)                                  waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Commitments

Nordea Bank Sweden AB (publ)	56,666,666.66

Skandinaviska Enskilda Banken AB (publ)	56,666,666.66

Svenska Handelsbanken AB (publ)	56,666,666.66

Total Commitments	€170,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

Obligors

1.                                       A copy of the constitutional documents of each Obligor.

2.                                       A copy of a resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by, this Agreement.

3.                                       A specimen of the signature of each person authorised on behalf of each Obligor to execute any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.                                       A certificate of an authorised signatory of the Company certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.                                       Evidence that the agent of each Obligor under the Finance Documents for service of process in England and Wales has accepted its appointment.

6.                                       A copy of the most recent audited consolidated financial statements for each Obligor.

Security Document

The Security Agreement duly executed by the parties to it.

Legal opinion

1.                                       A legal opinion of Allen & Overy, legal advisers in England to the Finance Parties substantially in the form of Schedule 7 (Form of legal opinion of Allen & Overy), addressed to the Finance Parties.

2.                                       A legal opinion of Mannheimer Swartling, legal advisers in Sweden to the Parent and each Borrower, addressed to the Finance Parties.

Other documents and evidence

1.                                       Evidence that all fees and expenses due and payable on or before the first Utilisation Date from the Company under this Agreement have been or will be paid by the first Utilisation Date.

2.                                       A certified copy of the Purchase and Sale Agreement and copies of any other material document required to complete the Acquisition.

3.                                       Evidence that all consents required in connection with the Acquisition have been acquired and the Acquisition has been approved by the relevant competition authority.

4.                                       Evidence that each Shareholder Loan has been subordinated on terms substantially on the terms of Shareholder Loan Agreement No. 1A.

5.                                       A copy of Shareholder Loan Agreement No.1A and Shareholder Loan Agreement No. 1 B together with an unconditional agreement from the Parent and Corral Petroleum Holdings AB confirming that (other than as set out in Clause 18.13 (Documents)) no amendment may be made to Shareholder Loan Agreement No.1A nor any amounts outstanding thereunder be repaid without the consent of the Lenders.

6.                                       A certified copy of a group structure chart for the Parent Group as at the Utilisation Date.

7.                                       A letter from the Company addressed to Skandinaviska Enskilda Banken AB (publ) and Svenska Handelsbanken AB (publ) confirming that they are to be appointed as joint mandated lead arrangers in respect of the Take-Out Facility.

8.                                       Evidence that lenders to the Company Group under other banking facilities have consented to the terms of the Facility, including the Security Interests created by the Security Agreement.

9.                                       Copies of financial and other information as requested by the Lenders prior to the date of the Agreement including, but not limited to, revised five year financial projections.

10.                                 A copy of any other authorisation, consent or other document, opinion or assurance which the Facility Agent has notified the Company prior to the date of this Agreement is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

To:                              [SEB MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)] as Facility Agent

From:                  [Preem Petroleum AB/Preem Finans AB]

Date:                    [                               ]

PREEM PETROLEUM AB / PREEM FINANS AB – €170,000,000 Bridge Facility Agreement
dated [        ] , 2003 (the Agreement)

1.                                       We refer to the Agreement.  This is a Request.

2.                                       We wish to borrow a Loan on the following terms:

(a)                                  Utilisation Date: [                           ]

(b)                                 Amount: €[                                     ]

(c)                                  Term: [                                      ].

3.                                       Our payment instructions are: [                               ].

4.                                       We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.                                       This Request is irrevocable.

By:

[PREEM PETROLEUM AB/PREEM FINANS AB]

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.                                      General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Facility Agent on the first day of a Term.  The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.                                      For a Lender lending from a Facility Office in the U.K.

(a)                                  The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

where on the day of application of the formula, E is calculated by the Facility Agent as being the average of the rates of charge supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)                                 For the purposes of this paragraph 2:

(i)                                     fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(ii)                                  tariff base has the meaning given to it in the fees rules.

(c)                                  Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(d)                                 (i)                                     Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender.  The Facility Agent may assume that this information is correct in all respects.

(ii)                                  If a Lender fails to do so, the Facility Agent may assume that the Lender’s obligations in respect of the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(iii)                               The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.                                      For a Lender lending from a Facility Office in a Participating Member State

(a)                                  The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)                                 If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.                                      Changes

The Facility Agent may, after consultation with the Company and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)                                  any change in law or regulation; or

(b)                                 any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:                              [SEB MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)] as Facility Agent

From:                  [THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:                    [                     ]

PREEM PETROLEUM AB / PREEM FINANS AB – €170,000,000 Bridge Facility Agreement
dated [        ] , 2003 (the Agreement)

We refer to the Agreement.  This is a Transfer Certificate.

1.                                       The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.                                       The proposed Transfer Date is [     ].

3.                                       The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [              ].

[SEB MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)]

By:

SCHEDULE 6

EXISTING SECURITY

Member of the Group creating security	Details of security	Maximum principal amount secured

Preem Petroleum AB	Property mortgage in favour of Lantbrukskredit	SEK39,620,000

SCHEDULE 7

FORM OF LEGAL OPINION OF ALLEN & OVERY

To:                              The Finance Parties named as original parties
to the Agreement (as defined below).

[DATE]

Dear Sirs,

PREEM PETROLEUM AB / PREEM FINANS AB – €170,000,000 Bridge Facility Agreement
dated [       ] , 2003 (the Agreement)

We have received instructions from SEB Merchant Banking in connection with the Agreement.

Words defined in the Agreement have the same meaning when used in this opinion.

Subject to the qualifications set out below and to any matters not disclosed to us, we are of the opinion that, so far as the present laws of England are concerned, the Agreement constitutes a legally binding, valid and enforceable obligation of each Obligor.

The qualifications to which this opinion is subject are as follows:

(a)                                  We assume that the Agreement has been duly authorised and entered into by each party to it.

(b)                                 This opinion is subject to all insolvency and other laws affecting the rights of creditors generally.

(c)                                  We assume that no foreign law affects the conclusions stated above.  We assume, in particular, that, so far as the laws of Sweden are concerned, the Agreement constitutes a legally binding, valid and enforceable obligation of each Obligor.

(d)                                 The term enforceable means that a document is of a type and form enforced by the English courts.  It does not mean that each obligation will be enforced in accordance with its terms.  Certain rights and obligations of an Obligor may be qualified by the non-conclusivity of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters, but in our view these qualifications would not defeat your legitimate expectations in any material respect.

This opinion is given for your sole benefit and may not be relied upon by or disclosed to any other person.

Yours faithfully,

SIGNATORIES

Borrowers

PREEM FINANS AB

By:	MICHAEL LOW	PER HOJGARD	JAN FOLIN

PREEM PETROLEUM AB

By:	MICHAEL LOW	PER HOJGARD	JAN FOLIN

Company

PREEM PETROLEUM AB

By:	MICHAEL LOW	PER HOJGARD	JAN FOLIN

Parent

PREEM HOLDINGS AB

By:	RICHARD OHMAN	JOHN OSWALD

Original Lenders

NORDEA BANK SWEDEN AB (publ)

By:	OLLE THYNI	JEANETTE WITASP

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:	CHRISTIAN DAHLBERG	CECILIA WIDEBÄCK WEST

SVENSKA HANDELSBANKEN AB (publ)

By:	MIKAEL WAXIN

Facility Agent

SEB MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:	MICHAEL DICKS	JOHAN SONANDER